Exhibit 99.1

PRESS RELEASE

CSG International Appoints David Barnes to Board of Directors

ENGLEWOOD, Colo. (February 6, 2013) —CSG International, Inc. (NASDAQ: CSGS), a global provider of interactive transaction-driven solutions and services, today announced that David Barnes has joined the CSG International Board of Directors as an independent, Class II board member.

Barnes currently serves as the Chief Financial Officer for MWH Global, a global provider of environmental engineering, construction and strategic consulting services. He brings close to 30 years’ experience in finance and strategic development in a wide spectrum of well-known and respected companies, including Western Union Company, Radio Shack, Coors Brewing and YUM Brands.

“David’s hands-on strategic, financial and business development experience in both emerging and more mature markets will be valuable to our board as CSG continues to drive scale and leverage in our global operations,” said Don Reed, chairman of the Board of Directors for CSG International. “He is joining our board at an exciting time as we continue to create long-term value for our shareholders, clients and employees.”

Barnes currently serves as Chief Financial Officer and a director of MWH Global, a private, employee-owned firm with nearly 8,000 employees worldwide. The company provides water, waste water, energy natural resource, program management, consulting and construction to industrial, municipal and government clients on five continents. At Western Union, Barnes worked closely with the CEO on various corporate directives aimed at accelerating the company’s growth initiatives. At Coors, he oversaw all financial activities for the $2.8 billion U.S. business as well as held the global investor relations function. Barnes has gained extensive experience in driving shareholder value in a variety of complex international businesses.

As a Class II director, he will stand for election at the company’s upcoming Annual Meeting held on May 21, 2014.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile, and next-generation networks such as AT&T, Comcast, DISH, Orange, Reliance, SingTel Optus, Telecom New Zealand, Telefonica, Time Warner Cable, T-Mobile, Verizon, Vivo, and Vodafone. With more than 30 years of experience and expertise in voice, video, data, and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

KC Higgins

Public Relations

CSG International

+1 (303) 434-8163

kc.higgins@csgi.com

Liz Bauer

Investor Relations

CSG International

+1 (303) 804-4065

Liz.bauer@csgi.com